Exhibit (d)(2)

Boise Paper Holdings, L.L.C. 1111 West Jefferson Street PO Box 990050 Boise, ID 83799-0050

September 6, 2013

Packaging Corporation of America

Re:	Confidentiality Agreement (the “Agreement”)

Ladies and Gentlemen:

Packaging Corporation of America (“Recipient”), now or in the future, will be reviewing certain proprietary documents and information furnished to Recipient by Boise Inc. (“Parent”), Boise Paper Holdings, L.L.C. or their affiliates (collectively with Parent, the “Disclosing Party”) regarding the Disclosing Party or the potential acquisition by Recipient of Parent (the “Potential Transaction”). In connection with the Potential Transaction, oral, written and electronically generated information will be provided to Recipient that is the confidential and proprietary information of the Disclosing Party. Disclosing Party is willing to disclose the Confidential Information to Recipient provided that Recipient agrees to the following terms and conditions:

1.	As used herein, the term “Confidential Information” shall mean all information disclosed to Recipient or its Representatives (hereinafter defined) by Disclosing Party or its Representatives whether before, on or after the date of this Agreement, including, without limitation, any business, technical, marketing, financial, or other information, whether in electronic, oral or written form and all memoranda, summaries, notes, analyses, compilations, studies, or other documents prepared by or for Recipient which contain or reflect such information. Information will not be deemed Confidential Information that (i) Recipient can demonstrate was already in its possession prior to the date of disclosure by Disclosing Party or its Representatives and not known by Recipient to be subject to an obligation of secrecy; (ii) is in the public domain other than as a result of an unauthorized disclosure by Recipient or its Representatives; (iii) is not acquired, directly or indirectly, from the Disclosing Party or Persons (hereinafter defined) in breach of an obligation of secrecy to the Disclosing Party; or (iv) is developed by or for Recipient independent of and without reference to the Confidential Information. For purposes of this Agreement, “Persons” should be broadly defined and include, without limitation, any corporation, company, entity, trust, group, partnership or individual.

2.

The Confidential Information will be used by Recipient solely for the purpose of evaluating, pursuing and consummating a Potential Transaction. Other than with respect to Bank of America and BAML (solely in their roles as buy-side advisors and buyer financing sources for the Potential Transaction), Recipient further agrees that neither it nor any of its Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any commercial bank or any affiliate of any commercial bank that could reasonably be expected to limit, restrict, restrain or otherwise impair, directly or indirectly, the ability of such commercial bank or affiliates thereof to serve as a financing source to any other person considering

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the Potential Transaction; provided, that neither Recipient nor any of its Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, that could reasonably be expected to limit, restrict, restrain or otherwise impair, directly or indirectly, the ability of any of Bank of America, BAML or their respective affiliates to serve as advisor and/or financing source to the Disclosing Party other than with respect to the Potential Transaction.

3.	Except as provided in paragraph 7 below, Recipient agrees to keep the Confidential Information confidential and to not disclose the Confidential Information to any third parties. The foregoing notwithstanding, Recipient may disclose such information to its officers, directors, employees, representatives, attorneys, accountants, agents, consultants, advisors, debt financiers or any other Person acting on its behalf (collectively, the “Representatives”) for use, and only to the extent needed, in connection with the evaluation of the Potential Transaction, but only after each such recipient shall have been informed of the confidential and proprietary nature of the Confidential Information to comply with each of the provisions of this Agreement as if they were Recipient. Recipient represents that each of its Representatives will be apprised of their obligations concerning the confidentiality of the Confidential Information and the other obligations under this Agreement and hereby agrees to be responsible for the disclosure or use of the Confidential Information or other actions or inactions taken or omitted to be taken in violation of this Agreement by such Representatives. If certain Confidential Information that is commercially sensitive reasonably needs to be exchanged for purposes of the evaluation of the Potential Transaction, such information will be shared only in accordance with antitrust guidelines to be agreed to prior to such exchange by the parties hereto.

4.	Recipient agrees that for a period beginning on the date of this Agreement and ending on May 2, 2015, Recipient (nor any person acting on behalf of or in concert with Recipient or any of its affiliates) will not, without the prior written consent of Disclosing Party, directly or indirectly solicit or encourage any person employed with Disclosing Party in its business and to whom Recipient and/or its Representatives are first introduced in connection with the Potential Transaction to leave such employ. The restrictions of this paragraph shall not apply to any newspaper or Internet help wanted advertisement, or any search firm engagement, which, in any such case, is not directed or focused on personnel employed by Disclosing Party.

5.

Recipient agrees that, during the term of this Agreement, neither Recipient nor any of its Representatives will initiate or maintain contact (except for those contacts made in the ordinary course of business or not relating in any manner to the Potential Transaction) with any officer, director, employee, agent, customer, supplier, distributor, labor union, landlord, lessor, bank or other lender of Disclosing Party regarding the business, operations, prospects, or finances of the Disclosing Party or the Potential Transaction, except with the Disclosing Party’s express written consent. Unless otherwise agreed to by Disclosing Party, all (i) communications with respect to the Potential Transaction, (ii)

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requests for additional information, and (iii) discussions or questions regarding procedures shall be submitted or directed exclusively to Mike Macakanja at J.P. Morgan, (312) 732-7160, email: michael.macakanja@jpmorgan.com, for the Disclosing Party.

6.	Without the prior written consent of the other party, but subject to Section 7 below, neither party will disclose, and each party will cause its respective Representatives not to disclose, the fact that discussions or negotiations are taking place concerning a possible transaction between Disclosing Party and Recipient, or any of the terms, conditions or other facts with respect to any such transaction, including the status thereof, except that each party may disclose such information to its Representatives, provided that disclosure of such information to such Representatives shall be subject to the same terms and conditions applicable to the disclosure of Confidential Information to Representatives set forth in this Agreement. Each party will be responsible for any breach of this Section 6 by its Representatives.

7.	In the event that either party or any of its Representatives becomes legally compelled by law, regulation, or administrative or legal process to disclose any of the contents of the Confidential Information, or the fact that discussions or negotiations are taking place concerning a possible transaction between Disclosing Party and Recipient, or any of the terms, conditions or other facts with respect to the Potential Transaction, including the status thereof, the party required to make disclosure and its Representatives may do so, but only to the extent that such disclosure is so required, without liability, but the disclosing party agrees to (i) promptly notify either party prior to any such disclosure to the extent practicable and legally permitted, (ii) cooperate with either party in any attempt it may make to obtain a protective order or other appropriate assurance that confidential treatment will be afforded the Confidential Information, and (iii) notify the other party promptly of the items so disclosed.

8.	It is expressly agreed and understood that all Confidential Information furnished to Recipient by the Disclosing Party or its Representatives is and will remain the property of the Disclosing Party, and nothing contained herein will be construed as giving Recipient or any of its Representatives any license or rights with respect to any Confidential Information.

9.	Upon the written request by the Disclosing Party, Recipient will promptly return to the Disclosing Party all copies of the Confidential Information in its possession or in the possession of any of its Representatives, or destroy all such information and certify in writing such destruction, and Recipient will, and will cause its Representatives to, destroy all copies of any analysis, compilations, studies or other documents prepared by Recipient or for its use which contain, refer to, incorporate or reflect in any way the Confidential Information, and such destruction will be certified in writing to the Disclosing Party by one of Recipient’s authorized officers. Notwithstanding the foregoing, the Recipient may retain one copy of the Confidential Information solely for the purpose of the defense of its rights and obligations under this Agreement and archival copies stored in the ordinary course of business on the electronic back-up systems of the Recipient, in each case, provided such information remains subject to the confidentiality provisions of this Agreement.

September 6, 2013

10.	Recipient understands and acknowledges that neither the Disclosing Party nor any person acting on its behalf is making any representation or warranty, express or implied, with respect to the accuracy or completeness of the Confidential Information, and that, except as may be set forth in the definitive transaction documents, neither the Disclosing Party nor any person acting on its behalf will have any liability to Recipient or any other person resulting from Recipient’s use or analysis of the Confidential Information. Nothing in this Agreement obligates Disclosing Party to disclose any information to Recipient or creates an agency or partnership relationship between Disclosing Party and Recipient.

11.	No contract or agreement providing for any business arrangement between the Disclosing Party and/or any of its affiliates, on the one hand, and Recipient and/or any of its affiliates, on the other hand, will be deemed to exist unless and until a definitive agreement has been executed and delivered by the parties. Furthermore, unless and until a definitive agreement is executed and delivered by the parties, none of Disclosing Party, Recipient or any of their respective affiliates will have any obligation of any kind whatsoever, including, without limitation, any obligation to negotiate in good faith, with respect to any such business arrangement by virtue of this Agreement or any other written or oral expression with respect to such transaction except for the matters specifically addressed in this Agreement. For purposes of this Agreement, “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement. The terms of this Agreement shall survive and continue in full force and effect notwithstanding the election by either the Disclosing Party and/or Recipient not to enter proceed with the Potential Transaction or the failure of the Disclosing Party and/or Recipient to enter into a definitive agreement.

12.	Recipient recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Disclosing Party if information contained therein is disclosed to a third party. Recipient agrees that the Disclosing Party may be irreparably injured by any unauthorized disclosure or attempted disclosure of the Confidential Information or any other breach of this Agreement by Recipient or any of its Representatives and that the Disclosing Party will be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such unauthorized disclosure or attempted disclosure or other breach of the provisions of this Agreement. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement by Recipient or any of its Representatives, but will be in addition to all other remedies available at law or in equity and nothing herein will be deemed to limit any remedies of the Disclosing Party for the breach of this Agreement.

13.

Each party hereby consents and agrees to submit to the exclusive jurisdiction of the Courts of the State of Delaware located in Delaware, or of the U.S. District Court of Delaware, for any litigation or other proceeding arising out of or relating to this

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Agreement. Each party will accept service of process by U.S. registered mail to its address set forth above. Each party will not commence any litigation or other proceeding with respect to this Agreement except in such courts.

14.	This Agreement will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would apply the law of another jurisdiction.

15.	No failure or delay by either party in exercising any right under this Agreement will operate as a waiver of, nor will any single or partial exercise preclude any other or further exercise of any rights under this Agreement. No waiver of any provisions of this Agreement will be valid unless the same is in writing and signed by party against whom such waiver is sought to be enforced.

16.	Promptly, but not later than three (3) days, after Recipient becomes aware of a breach or threatened breach of this Agreement by Recipient or its Representatives, Recipient shall give the Disclosing Party written notice specifying the nature of such breach.

17.	This Agreement supersedes the prior Confidentiality Agreements entered into by the parties (together, the “Prior Agreements”) and constitutes the entire understanding between the parties with respect to the subject matter hereof and may not be amended except by a written instrument signed by the parties. The Prior Agreements are hereby terminated and shall be of no further force or effect, other than Recipient’s ongoing obligations with respect to confidential information obtained thereunder.

18.	If any one of the provisions contained in this Agreement is found to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable, but in no event will the validity, legality, or enforceability of the remaining provisions contained in this Agreement be in any way affected or impaired by such a finding.

19.	This Agreement shall inure to the benefit of and be binding upon the Disclosing Party and Recipient and their respective successors and assigns, including any successor to the Disclosing Party or Recipient of substantially all of its assets or business, by merger, consolidation, purchase of assets, purchase of stock or otherwise. Disclosing Party may assign without the consent of Recipient the benefits of this Agreement to any of its affiliates or any purchaser of the assets or business that is the subject of the Potential Transaction.

20.	This Agreement shall expire on September 6, 2014, provided that (i) Section 4 hereof shall by its terms survive until May 2, 2015 and (ii) Recipient’s obligations under this Agreement with respect to any Confidential Information also treated as confidential under the Paper Purchase Agreement between Boise White Paper, L.L.C. and OfficeMax Incorporated, dated June 25, 2011, as amended (the “OfficeMax Agreement”) shall survive until the date on which such Confidential Information is no longer treated as confidential information under the OfficeMax Agreement.

[Signature page follows]

September 6, 2013

Please indicate your agreement to the above by having an authorized officer sign the enclosed copy of this letter in the space provided and return the signed copy to Karen Gowland at Boise Paper Holdings, L.L.C. via e-mail to KarenGowland@BoiseInc.com, with the original to be sent via overnight courier to the attention of Karen Gowland, General Counsel, Boise Paper Holdings, L.L.C., 1111 W. Jefferson St, Suite 200, Boise, Idaho 83702.

Very truly yours,

BOISE PAPER HOLDINGS, L.L.C.

By:	/s/ Samuel K. Cotterell
Name:	Samuel K. Cotterell
Title:	SVP & CFO

ACCEPTED AND AGREED:

PACKAGING CORPORATION OF AMERICA

By:	/s/ Kent A. Pflederer
Name:	Kent A. Pflederer
Title:	SVP